EQUITY DYNAMICS INC.

FAX (515) 244-2346
2116 Financial Center. Des Moines. Iowa 50309 Phone (515) 244-5746

April 14, 2012

Mr. Panna Sharma
Chief Executive Officer
Cancer Genetics, Inc.
201 Route 17 North, 2nd Floor
Rutherford, NJ 07070

Dear Panna:

Please be advised that, in the event that Cancer Genetics, Inc. should require additional funding for working capital purposes in order to allow Cancer Genetics, Inc. to continue operations through January 1, 2013, I will help raise or provide (directly or through affiliated entities) the necessary additional funding up to an aggregate of $1,250,000.

If funding in such an amount has not been raised or provided within 60 days of request by Cancer Genetics, Inc., I will personally and immediately provide such funds up to such aggregate amount. I intend to be personally bound by this letter, which may be enforced by Cancer Genetics, Inc.

Call me with any questions.

Sincerely,

John Pappajohn